EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact: John Sorensen

(914) 595-8204

VISANT CORPORATION ANNOUNCES 2006 FIRST QUARTER RESULTS

ARMONK, NY, May 5, 2006 — VISANT CORPORATION today announced its results for the first quarter ended April 1, 2006, including consolidated net sales of $312.6 million for the quarter, an increase of 1.1% over first quarter 2005 consolidated net sales of $309.1 million. In addition, the company reported consolidated net income for the first quarter of 2006 of $1.8 million compared to a consolidated net loss of $8.1 million for the same period of 2005. Visant also reported consolidated earnings before net interest expense, provision for income taxes and depreciation and amortization expense (EBITDA) of $52.6 million for the first quarter of 2006, an increase of 28.2% over the $41.1 million for the first quarter of 2005.

Visant’s consolidated Adjusted EBITDA (defined in the accompanying summary of financial data) of $56.2 million for the first quarter of 2006 represents an increase of 16.3% compared to Adjusted EBITDA of $48.3 million during the first quarter of 2005..

Commenting on the first quarter 2006 results, Marc Reisch, Visant’s Chairman, President and Chief Executive Officer said, “I am pleased with our solid first quarter results that were driven by the strong performance of our Jostens Scholastic segment, and the cost savings realized from our synergy programs versus last year.”

The net sales of the Jostens Scholastic segment increased $10.8 million, or 8.7%, to $134.4 million for the first quarter of 2006 from $123.6 million for the first quarter of 2005. The increase was primarily attributable to higher revenue from announcements and also higher first quarter diploma net sales due to improved production versus 2005’s first quarter. Jostens Yearbook net sales increased $0.3 million, or 4.1%, to $8.3 million for the quarter ended April 1, 2006 compared to $8.0 million in the first quarter of 2005. Net sales of the Jostens Photo segment decreased $0.7 million, or 9.0%, from $8.2 million for the first three months of 2005 to $7.5 million for the same period in 2006. The decrease reflects lower overall volume.

The net sales of the Marketing and Publishing Services segment decreased $6.1 million, or 4.8%, to $121.7 million during the first quarter of 2006 from $127.8 million in the first quarter of 2005. This decrease was primarily attributable to lower volume in our sampling business, $1.6 million of lower sales of paper to our customers and $1.2 million less revenue resulting from our shutdown of a facility in January 2005. The decrease was partially offset by solid growth in our direct marketing business. The net sales of the Educational Textbook business decreased $1.3 million, or 2.9%, to $42.8 million in the first three months of 2006 from $44.1 million in the first quarter of 2005 due to lower overall volume from customers.

The Adjusted EBITDA of the Jostens Scholastic segment increased $5.8 million, or 23.5%, to $30.4 million during the first quarter of 2006 from $24.6 million during the first quarter of 2005. The year-over-year increase was primarily attributable to higher net sales. Jostens Yearbook Adjusted EBITDA improved $2.5 million, to a loss of $4.4 million for the first quarter of 2006 compared to a loss of $6.8 million for the same period in 2005. The increase in Jostens Yearbook Adjusted EBITDA compared to the prior year was related to savings from operating synergies and other cost reduction initiatives. Adjusted EBITDA of the Jostens Photo segment improved $0.1 million, to a loss of $2.9 million for the first quarter of 2006, compared to a loss of $3.0 million for first three months of 2005.

The Adjusted EBITDA of the Marketing and Publishing Services segment increased $0.8 million, or 2.9%, to $26.9 million during the first quarter of 2006 from $26.2 million in the first quarter of 2005. This increase was primarily attributable to savings from operating synergies and other cost reductions initiatives previously implemented which offset the effects of lower net sales. The Adjusted EBITDA of the Educational Textbook segment decreased $1.3 million, or 17.3%, to $6.1 million in the first three months of 2006 from $7.3 million in the first quarter of 2005 due to lower overall volume from customers and product mix.

As of April 1, 2006, Visant Corporation’s consolidated debt was $1,328.4 million, including $11.9 million outstanding under its Canadian revolving line of credit. Visant’s cash position at April 1, 2006 totaled $46.9 million. Visant Corporation’s parent, Visant Holding Corp. (“Holdings”), also had senior discount notes with an accreted value of $189.4 million and cash of $0.8 million as of April 1, 2006. On April 4, 2006, Holdings sold $350.0 million principal amount of 8 3/4% Senior Notes due 2013 in a transaction not subject to the Securities Act of 1933, as amended. The senior notes are unsecured and not guaranteed by any of Holdings’ subsidiaries, including Visant Corporation. Holdings used the net proceeds from the offering to fund a dividend to its stockholders and to pay fees and expenses associated with the offering.

Visant has provided a reconciliation of net income to EBITDA and Adjusted EBITDA in the accompanying summary of financial data. It should be noted that Adjusted EBITDA as presented excludes certain non-recurring costs, including Jostens 2005 incremental diploma costs. These higher than planned diploma production and delivery costs were incurred in connection with the manufacturing inefficiencies resulting from relocation of Jostens’ diploma operations out of the Red Wing, Minnesota manufacturing facility to certain other facilities in 2005.

Supplemental data has also been provided for Visant’s five segments: Jostens Scholastic, Jostens Yearbook, Jostens Photo, Marketing and Publishing Services and Educational Textbook.

CONFERENCE CALL

The company’s regular quarterly conference call concerning the first quarter results will be webcast live today at 10:00 a.m. Eastern Time on the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant Corporation is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics and educational publishing markets.

Jostens is a leading provider of school-related affinity products and services that help people celebrate important moments, recognize achievements and build affiliation. Jostens’ operations are reported in three segments: 1) Jostens Scholastic, which includes the production of class rings and graduation products, 2) Jostens Yearbook and 3) Jostens Photo, which provides school photography services.

Visant’s Marketing and Publishing Services produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care markets, and innovative products and services to the direct marketing sector. The group also produces testing and supplemental materials and related components for educational publishers. Visant’s Educational Textbook business produces four-color case-bound educational textbooks.

 SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release may contain “forward-looking statements.” Forward-looking statements are based on our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “continue”, “believe”, or the negative thereof or other similar expressions that are intended to identify forward-looking statements and information. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the company or industry results, to differ materially from historical results, any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are based on estimates and assumptions by our management that, although we believe are reasonable, are inherently uncertain and subject to a number of risks and uncertainties, and you should not place undue reliance on them. Such risks and uncertainties include, but are not limited to, the following:  our substantial indebtedness; our inability to implement our business strategy and achieve anticipated cost savings in a timely and effective manner; competition from other companies; the seasonality of our businesses; the loss of significant customers or customer relationships; fluctuations in raw material prices; our reliance on a limited number of suppliers; our reliance on numerous complex information systems; the reliance of our businesses on limited production facilities; the amount of capital expenditures required at our businesses; labor disturbances; environmental regulations; foreign currency fluctuations and foreign exchange rates; the outcome of litigation; control by our stockholders; our dependency on the sale of school textbooks, the textbook adoption cycle and levels of government funding for education spending; Jostens’ reliance on independent sales representatives; and the failure of our sampling systems to comply with U.S. postal regulations. These factors could cause actual results to differ materially from historical results or those anticipated or predicted by the forward-looking statements. We caution that the foregoing list of important factors is not exclusive. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.

The foregoing information contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical condensed consolidated financial statements. The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends. The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods and because the covenants in its debt agreements are tied to these measures.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended
	April 1,	April 2,
In thousands	2006	2005
Net sales	$312,591	$309,120
Cost of products sold	180,244	189,514
Gross profit	132,347	119,606
Selling and administrative expenses	101,383	103,142
Gain on disposal of fixed assets	(20)	(9)
Transaction costs	—	884
Special charges	2,799	2,952
Operating income (loss)	28,185	12,637
Interest expense, net	26,262	26,233
Income (loss) before income taxes	1,923	(13,596)
Provision for (benefit from) income taxes	168	(5,507)
Net income (loss)	$1,755	$(8,089)

Adjusted EBITDA (1)	$56,186	$48,303

Adjusted EBITDA Reconciliation:

In thousands
Net income (loss)	$1,755	$(8,089)
Interest expense, net	26,262	26,233
Provision for (benefit from) income taxes	168	(5,507)
Reclassification to amortization expense (2)	—	1,270
Depreciation and amortization expense	24,451	27,145
EBITDA	52,636	41,052

Special charges (3)	2,799	3,836
Jostens diploma incremental costs	—	1,861
Gain on disposal of fixed assets	(20)	(9)
Other (4)	771	1,563
Adjusted EBITDA (1)	$56,186	$48,303

(1)

Adjusted EBITDA is defined as net income (loss) plus net interest expense, income taxes, and depreciation and amortization, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indentures governing our and our parent’s outstanding notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indentures governing our and our parent’s notes would prohibit Visant Corporation and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability, and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

(2)	A reclassification was made that reduced selling expense and increased amortization expense, resulting in an increase of EBITDA and Adjusted EBITDA, but no change in operating income.

(3)

Special charges for the 2006 period include a $2.3 million impairment charge relating to the Jostens headquarters building and approximately $0.5 million of restructuring charges. For 2005, amounts consist of restructuring costs and residual costs incurred in connection with the October 4, 2004 transactions that formed Visant.

(4)	Consists primarily of management and advisory fees and certain non-recurring items, including $0.8 million of consulting fees for the 2005 period.

VISANT CORPORATION AND SUBSIDIARIES

UNAUDITED SUPPLEMENTAL DATA

	Three months ended
	April 1,	April 2,
In thousands	2006	2005	$ Change	% Change
Net sales
Jostens Scholastic	$134,383	$123,581	$10,802	8.7%
Jostens Yearbook	8,295	7,972	323	4.1%
Jostens Photo	7,450	8,185	(735)	(9.0)%
Marketing and Publishing Services	121,675	127,756	(6,081)	(4.8)%
Educational Textbook	42,782	44,070	(1,288)	(2.9)%
Inter-segment eliminations	(1,994)	(2,444)	450	NM
	$312,591	$309,120	$3,471	1.1%
Adjusted EBITDA
Jostens Scholastic	$30,391	$24,599	$5,792	23.5%
Jostens Yearbook	(4,355)	(6,832)	2,477	36.3%
Jostens Photo	(2,873)	(2,983)	110	3.7%
Marketing and Publishing Services	26,949	26,177	772	2.9%
Educational Textbook	6,074	7,342	(1,268)	(17.3)%
	$56,186	$48,303	$7,883	16.3%

NM = not meaningful